                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               GUIDANT CORPORATION


                              SKI ACQUISITION CORP.


                                       AND


                         ENDOVASCULAR TECHNOLOGIES, INC.


                           DATED AS OF OCTOBER 5, 1997

                                TABLE OF CONTENTS

                                                                                         PAGE NO.
ARTICLE 1  THE MERGER........................................................................1
        1.1  The Merger......................................................................1
        1.2  The Closing.....................................................................2
        1.3  Effective Time..................................................................2
        1.4  Certificate of Incorporation and Bylaws.........................................2
        1.5  Directors of the Surviving Corporation..........................................2
        1.6  Officers of the Surviving Corporation...........................................2

ARTICLE 2  CONVERSION AND EXCHANGE OF SECURITIES.............................................3
        2.1  Merger Sub Stock................................................................3
        2.2  EVT Stock.......................................................................3
        2.3  Exchange of Certificates Representing EVT Common Stock..........................4
        2.4  Adjustment of Exchange Ratio....................................................7

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF EVT.............................................7
        3.1  Existence; Good Standing; Corporate Authority; Compliance With Law..............7
        3.2  Authorization, Validity and Effect of Agreements................................8
        3.3  Capitalization..................................................................8
        3.4  Subsidiaries....................................................................9
        3.5  Other Interests.................................................................9
        3.6  No Violation....................................................................9
        3.7  SEC Documents...................................................................9
        3.8  Patents, Trademarks, Copyrights and Trade Secrets..............................10
        3.9  Investigations; Litigation.....................................................11
        3.10  Governmental Approvals........................................................11
        3.11  Absence of Certain Changes....................................................11
        3.12  Taxes and Tax Returns.........................................................12
        3.13  Material Contracts............................................................14
        3.14  Employee Benefit Plans........................................................14
        3.15  Labor Matters.................................................................16
        3.16  Guidant Stock Ownership.......................................................16
        3.17  Pooling of Interests; Tax Reorganization......................................16
        3.18  Environmental Matters.........................................................16
        3.19  State Takeover Statutes and Shareholder Rights Plan...........................16
        3.20  No Brokers....................................................................17
        3.21  Opinion of Financial Advisor..................................................17
        3.22  Affiliates....................................................................17

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF GUIDANT AND MERGER SUB.........................17
        4.1  Existence; Good Standing; Corporate Authority; Compliance With Law.............17
        4.2  Authorization, Validity and Effect of Agreements...............................18
        4.3  Capitalization.................................................................18
        4.4  Merger Sub.....................................................................19
        4.5  No Violation...................................................................19
        4.6  SEC Documents..................................................................19
        4.7  Investigations; Litigation.....................................................20
        4.8  Absence of Certain Changes.....................................................20
        4.9  No Brokers.....................................................................20
        4.10  Patents, Trademarks, Copyrights and Trade Secrets.............................20
        4.11  Pooling of Interests; Tax Reorganization......................................21

ARTICLE 5  COVENANTS........................................................................21
        5.1  Alternative Proposals..........................................................21
        5.2  Interim Operations.............................................................22
        5.3  Meeting of Stockholders........................................................24
        5.4  Filings; Other Actions.........................................................25
        5.5  Inspection of Records..........................................................25
        5.6  Publicity......................................................................25
        5.7  Registration Statement.........................................................25
        5.8  Listing Application............................................................26
        5.9  Affiliate Letters..............................................................26
        5.10  Expenses......................................................................27
        5.11  Certain Transaction Related Fees..............................................27
        5.12  Directors' and Officers' Indemnification and Insurance........................27
        5.13  Reorganization................................................................28
        5.14  Shareholder Rights Plan and Takeover Statutes.................................28
        5.15  Support Agreement Legend......................................................28
        5.16  Conveyance Taxes..............................................................28
        5.17  Transfer Taxes................................................................28
        5.18  Company Employee Stock Purchase Plan..........................................29
        5.19  Benefit Arrangements..........................................................29

ARTICLE 6  CONDITIONS.......................................................................30
        6.1  Conditions to Each Party's Obligation to Effect the Merger.....................30
        6.2  Conditions to Obligation of EVT to Effect the Merger...........................31
        6.3  Conditions to Obligation of Guidant and Merger Sub to Effect the Merger........31

ARTICLE 7  TERMINATION......................................................................32
        7.1  Termination by Mutual Consent..................................................32
        7.2  Termination by Either Guidant or EVT...........................................32
        7.3  Termination by EVT.............................................................32
        7.4  Termination by Guidant.........................................................33

        7.5  Effect of Termination and Abandonment..........................................33
        7.6  Extension; Waiver..............................................................34
        7.7  Certain Rights of Guidant......................................................34

ARTICLE 8  GENERAL PROVISIONS...............................................................34
        8.1  Nonsurvival of Representations, Warranties and Agreements......................34
        8.2  Notices........................................................................34
        8.3  Assignment; Binding Effect.....................................................35
        8.4  Entire Agreement...............................................................35
        8.5  Amendment......................................................................36
        8.6  Governing Law..................................................................36
        8.7  Counterparts...................................................................36
        8.8  Headings.......................................................................36
        8.9  Interpretation.................................................................36
        8.10  Waivers.......................................................................36
        8.11  Incorporation of Exhibits.....................................................36
        8.12  Severability..................................................................36
        8.13  Enforcement of Agreement......................................................36
        8.14  Subsidiaries..................................................................37
        8.15  Other.........................................................................37


EXHIBIT A      Form of Affiliate Letter

SCHEDULES

EVT Disclosures Schedules

3.4.    Subsidiaries
3.8.    Patents, Trademarks, Copyrights and Trade Secrets
3.9.    Investigations; Litigation
3.10    Governmental Approvals
3.13    Material Contracts
3.14    Employee Benefit Plans
3.22    Affiliates

Guidant Disclosure Schedules

4.7     Investigations; Litigation

                          AGREEMENT AND PLAN OF MERGER



               AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 5, 1997, between Guidant Corporation, an Indiana corporation ("Guidant"), Ski Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Guidant ("Merger Sub"), and EndoVascular Technologies, Inc., a Delaware corporation ("EVT").


                                    RECITALS

               A. Guidant and EVT each have determined that a business combination between Guidant and EVT is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

               B. Concurrently with the execution of this Agreement, in order to induce Guidant and Merger Sub to enter into the Agreement, certain stockholders of EVT are entering into support agreements (each a "Support Agreement") with Guidant, providing for certain voting and other restrictions with respect to the shares of EVT Common Stock (as defined herein) beneficially owned by them upon the terms and conditions specified therein.

               C. It is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and for accounting purposes as a pooling of interests.

               D. Merger Sub is a wholly owned subsidiary of Guidant and has been formed solely to facilitate the Merger (as defined herein) and has conducted and will conduct no business or activity other than in connection with the Merger.

               E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Topic Two.

               NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

               1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into EVT in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). EVT shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Guidant. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

               1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Guidant and EVT may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

               1.3 EFFECTIVE TIME. If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

               1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. After the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the Certificate of Incorporation of the Surviving Corporation shall provide that the name of the corporation be "EndoVascular Technologies, Inc." and (ii) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with applicable law.


               1.5 DIRECTORS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

               1.6 OFFICERS OF THE SURVIVING CORPORATION. The officers of EVT immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                    ARTICLE 2


                      CONVERSION AND EXCHANGE OF SECURITIES

               2.1 MERGER SUB STOCK. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

               2.2 EVT STOCK. (a) At the Effective Time, each share of common stock, par value $.00001 per share, of EVT (the "EVT Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number or fraction of a number, rounded to four decimal places (the "Exchange Ratio"), of shares of common stock, without par value, of Guidant (the "Guidant Common Stock") that equals the result obtained by dividing $20.00 by the "Closing Price" (the "Exchange Consideration"); provided, however, that if the Closing Price shall be greater than or equal to $46.63 but less than or equal to $51.75, then the Exchange Ratio shall be fixed at 0.3865; provided, further, that if the Closing Price shall be less than $46.63, then the Exchange Ratio shall be the result obtained by dividing $18.00 by the Closing Price.

               "Closing Price" means the average closing price of Guidant Common Stock, rounded to four decimal places, as reported in The Wall Street Journal's New York Stock Exchange Composite Transaction Reports, for each of the 10 consecutive Trading Days immediately preceding the third Trading Day prior to the EVT Stockholders Meeting (as defined in Section 5.3). "Trading Day" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

                      (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of EVT Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of EVT Common Stock shall thereafter cease to have any rights with respect to such shares of EVT Common Stock, except the right to receive, without interest, the Exchange Consideration and cash for fractional shares of Guidant Common Stock in accordance with Sections 2.3(b) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of EVT Common Stock.

                      (c) Each share of EVT Common Stock issued and held in EVT's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

                      (d) All options to purchase capital stock of EVT (the "EVT Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, at the Effective Time under EVT's 1989 Stock Option Plan and 1995 Stock Option Plan, (collectively, the "EVT Stock Option Plans"), shall by virtue of the Merger and without any further action on the part of EVT or the holder thereof, be converted into an option to purchase Guidant Common Stock pursuant to the terms of the Guidant Corporation 1994 Stock Plan ("Guidant 1994 Stock Plan") in such manner that Guidant (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such EVT Options, would be a transaction within Section 424 of the Code. Each EVT Option converted by Guidant shall be exercisable upon the same terms and conditions as under the applicable EVT Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such EVT Option shall be exercisable for that whole number of shares of Guidant Common Stock (rounded down to the nearest whole share) into which the number of shares of EVT Common Stock subject to such EVT Option immediately prior to the Effective Time would be converted under Section 2.2(a), and (B) the option price per share of Guidant Common Stock shall be an amount equal to the option price per share of EVT Common stock subject to such EVT Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded downward to the nearest full cent). Guidant shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Guidant Common Stock that will become subject to options to purchase shares of Guidant Common Stock ("Guidant Options") pursuant to this Section 2.2(d), (ii) from and after the Effective Time, upon exercise of the Guidant Options in accordance with the terms thereof, make available for issuance all shares of Guidant Common Stock covered thereby and (iii) as promptly as practicable after the Effective Time, issue to each holder of an outstanding EVT Option a document evidencing the foregoing assumption by Guidant.

                      (e) It is the intention of the parties that the EVT Options converted by Guidant qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the EVT Options qualified as incentive stock options prior to the Effective Time.

                      (f) If necessary to register Guidant Common Stock issuable upon the exercise of Guidant Options, Guidant shall as promptly as practicable following the Effective Time file a registration statement on Form S-8 or an amendment to an existing registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Guidant Common Stock issuable upon the exercise of Guidant Options created upon the assumption by Guidant of EVT Options under Section 2.2(d), except to the extent the shares issuable pursuant to the assumption of EVT Options by Guidant have already been registered, and will use its reasonable best efforts to cause such registration statement to become effective and to maintain such registration in effect until the exercise or expiration of such Guidant Options. No payment shall be made for fractional interests, rather, the aggregate number of shares to be issued under any assumed EVT Option shall be rounded down to the nearest whole number.

               2.3 EXCHANGE OF CERTIFICATES REPRESENTING EVT COMMON STOCK.

                      (a) As of the Effective Time, Guidant shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of shares of EVT Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Guidant Common Stock to be issued in connection with the Merger and cash in an amount equal to Guidant's good faith estimate of the cash required to be paid to holders of shares of EVT Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Guidant Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of EVT Common Stock. Notwithstanding anything in this Agreement to the contrary, Guidant may, in lieu of issuing certificates for Guidant Common Stock, make book-entry notations pursuant to established book-entry procedures of the Exchange Agent, and all references in this Agreement to certificates for Guidant Common Stock will be deemed to be references to book-entry notations.

                      (b) Promptly after the Effective Time, Guidant shall cause the Exchange Agent to mail to each holder of record of shares of EVT Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of EVT Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Guidant may reasonably specify and (ii) instructions for use in effecting the surrender of EVT Common Stock Certificates in exchange for the Exchange Consideration, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Guidant Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of EVT Common Stock. In the event of a transfer of ownership of EVT Common Stock that is not registered in the transfer records of EVT, a certificate representing the proper number of shares of Guidant Common Stock, together with a check for the cash to be paid may be issued to such a transferee if the Certificate representing such EVT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                      (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Guidant Common Stock shall be paid with respect to any shares of EVT Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Guidant Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Guidant Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Guidant Common Stock, less the amount of any withholding taxes which may be required thereon.

                      (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of EVT of the shares of EVT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Guidant Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any person constituting an "affiliate" of EVT for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Guidant has received a written agreement from such person as provided in Section 5.9.

                      (e) No fractional shares of Guidant Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Guidant Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Guidant Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Guidant Common Stock that would otherwise be payable by the Closing Price.

                      (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Guidant Common Stock) that remains unclaimed by the former stockholders of EVT six months after the Effective Time shall be delivered to Guidant. Any former stockholders of EVT who have not theretofore complied with this Article 2 shall thereafter look only to Guidant, and Guidant shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their shares of Guidant Common Stock, cash and unpaid dividends and distributions on Guidant Common Stock deliverable in respect of each share of EVT Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                      (g) None of Guidant, EVT, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of EVT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                      (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Guidant Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

               2.4 ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Guidant Common Stock or EVT Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.


                                    ARTICLE 3


                      REPRESENTATIONS AND WARRANTIES OF EVT

               Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Guidant (the "EVT Disclosure Schedule") or in the EVT Reports (as defined below), EVT represents and warrants to Guidant as of the date of this Agreement as follows:

               3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. EVT is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. EVT is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operation, financial condition or prospects of EVT and its Subsidiaries (as defined in Section 8.14) taken as a whole (as modified by the following proviso, an "EVT Material Adverse Effect"); provided, however, that any such effect resulting from (i) any change in economic or business conditions generally affecting the medical devices industry, (ii) any change in generally accepted accounting principles or interpretations thereof generally affecting the medical devices industry (as opposed to EVT specifically), (iii) any effect on EVT resulting from actions taken or not taken by EVT at Guidant's direction pursuant to Section 5.2 of this Agreement or (iv) operating losses not in excess of $2 million per month, shall not be considered when determining if an EVT Material Adverse Effect has occurred. EVT has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Each of EVT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an EVT Material Adverse Effect. Neither EVT nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which EVT or any of its Subsidiaries or any of their respective properties or assets is subject, other than any violations that would not have an EVT Material Adverse Effect. EVT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have an EVT Material Adverse Effect.

               3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. EVT has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of EVT Common Stock, the consummation by EVT of the transactions contemplated hereby has been unanimously approved by the Board of Directors of EVT and duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to which EVT is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of EVT, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

               3.3 CAPITALIZATION. The authorized capital stock of EVT consists of 30,000,000 shares of EVT Common Stock and 5,000,000 shares of preferred stock, par value $.00001 per share (the "EVT Preferred Stock"). As of October 5, 1997, there were 8,545,609 shares of EVT Common Stock issued and outstanding and no shares of EVT Preferred Stock issued and outstanding. As of October 5, 1997, options to acquire 1,280,414 shares of EVT Common Stock were outstanding pursuant to the terms of the 1989 Stock Option Plan and the 1995 Stock Option Plan (the "EVT Stock Option Plans"). Since such date, no additional options have been granted. EVT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of EVT Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The current "Purchase Period" (as defined in EVT's Employee Stock Purchase Plan (the "Stock Purchase Plan")) commenced on August 1, 1997 and will end upon the earlier of January 30, 1998 or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1998, then a new Purchase Period will commence on February 2, 1998 and will end upon the earlier of July 31, 1998 or immediately prior to the Effective Time. Except for the outstanding purchase rights held by participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Stock Purchase Plan. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than under the EVT Stock Option Plans, the Rights Agreement, dated February 5, 1997, between EVT and Chase Mellon Shareholder Services (the "EVT Shareholder Rights Plan"), the Stock Purchase Plan, and as contemplated herein, that obligate EVT or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of EVT or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of EVT or the Surviving Corporation pursuant to any EVT Plan (as defined in Section 3.14).

               3.4 SUBSIDIARIES. EVT owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of EVT's Subsidiaries. Each of the outstanding shares of capital stock of each of EVT's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by EVT free and clear of all liens, pledges, security interests, claims or other encumbrances. Set forth in Section
3.4 of the EVT Disclosure Schedule is the name and jurisdiction of incorporation of each Subsidiary of EVT.

               3.5 OTHER INTERESTS. Except for interests in its Subsidiaries, neither EVT nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity other than marketable securities available for sale.

               3.6 NO VIOLATION. Neither the execution and delivery by EVT of this Agreement nor the consummation by EVT of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of EVT;
(ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any existing EVT Plan, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of EVT or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which EVT or any of its Subsidiaries is a party, or by which EVT or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have an EVT Material Adverse Effect; or (iv) other than the filings provided for in Article 1, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, or applicable state securities and "Blue Sky" laws, as required under the DGCL and the rules of the Nasdaq National Market or filings in connection with the maintenance of qualification to do business in other jurisdictions or foreign filings of which EVT notifies Guidant in writing within five business days of the date hereof (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made would not have an EVT Material Adverse Effect. The stockholders of EVT have no appraisal, dissenters or other similar rights with respect to the Merger.

               3.7 SEC DOCUMENTS. As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of EVT prepared by it since its initial public offering of EVT Common Stock (including, without limitation, the Registration Statement on Form S-1 with respect to its initial offering), in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"), (collectively, the "EVT Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the EVT Reports (including the related notes and schedules) fairly presents the consolidated financial position of EVT and its Subsidiaries as of its date, and each of the statements of operations, retained earnings and cash flows included in or incorporated by reference into the EVT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of EVT and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither EVT nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as set forth in the EVT Reports, (b) liabilities or obligations reflected on, or reserved against in, a balance sheet of EVT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the EVT Reports, (c) liabilities or obligations incurred in the ordinary course of business which do not have an EVT Material Adverse Effect and (d) arising under executory contracts not currently in default.

               3.8 PATENTS, TRADEMARKS, COPYRIGHTS AND TRADE SECRETS. (a)
Section 3.8 of the EVT Disclosure Schedule contains a complete list of all United States and foreign patents and patent applications, trademarks (whether registered or as to which registration has been applied for), trade names and service marks owned by or licensed to EVT or any of its Subsidiaries as of the date hereof.

                      (b) Except as set forth in Section 3.8 of the Ski Disclosure Schedule or the EVT Reports, (i) to the knowledge of EVT, there is no existing or, threatened infringement, misuse or misappropriation by others, of any United States or foreign patents, patent applications, trademarks, whether registered or as to which registration has been applied for, tradenames, service marks, copyrights, processes, designs, formulae, inventions, know-how, trade secrets or concepts (the "Intellectual Property") of EVT or any of its Subsidiaries that is reasonably likely to be material to EVT's operation, (ii) there are no pending or threatened claims by EVT or any of its Subsidiaries against others for infringement, misuse or misappropriation, of any Intellectual Property of EVT or its Subsidiaries that are reasonably likely to be material to EVT's operation and (iii) to the knowledge of EVT, neither EVT nor any of its Subsidiaries is infringing, misusing or misappropriating any Intellectual Property of any third party and, to EVT's knowledge, no claim of such infringement, misuse or misappropriation is pending or threatened.

                      (c) Except as set forth in Section 3.8 of the EVT Disclosure Schedule or the EVT Reports, EVT and its Subsidiary own or possess adequate licenses or other valid rights to use all of the Intellectual Property of EVT. EVT has no knowledge of any facts or claims which may bring the validity of its issued patents into question.

               3.9 INVESTIGATIONS; LITIGATION. Except as set forth in Section
3.9 of the EVT Disclosure Schedule or in the EVT Reports and except in the ordinary course of its business, (a) no material investigation or review by any governmental entity with respect to EVT or any of its Subsidiaries is pending (or, to EVT's knowledge, threatened) nor has any governmental entity indicated to EVT an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against EVT or its Subsidiaries or, to the knowledge of EVT, threatened against EVT or its Subsidiaries, at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency or instrumentality.

               3.10 GOVERNMENTAL APPROVALS. Except as set forth in Section 3.10 of the EVT Disclosure Schedule, there are no products now being manufactured, sold or distributed by EVT or any Subsidiary which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body that regulates the safety, effectiveness, market clearances, market or post-market surveillance of the products, whether Federal, state, local or foreign for the purpose for which they are being manufactured, sold or distributed, for which such approval has not been obtained. All products now being commercially distributed by EVT or any Subsidiary in any jurisdiction meet, in all material respects, the applicable legal requirements of such jurisdiction with respect to their safety, effectiveness, market clearance, marketing and post-market surveillance and all requisite governmental approvals have been duly obtained and are in full force and effect, and except as set forth in the EVT Reports, there is no basis known to EVT for the FDA or any other governmental body to rescind any approval for any of their commercially distributed products for the purpose for which they are being manufactured, sold or distributed. There is no action or proceeding by the FDA or any other governmental body claiming that any product now being commercially distributed or used in any clinical trials by EVT or any Subsidiary is defective or fails to meet any applicable regulatory standards or that EVT has violated any applicable rules or regulations governing the marketing or post-market surveillance requirements for any product, including, but not limited to, recall procedures, pending or, to the knowledge of EVT, threatened against EVT or any Subsidiary, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its products, and, to the knowledge of EVT, there is no basis for any such action or proceeding. No Institutional Review Board or Institutional Review Committee or other similar group has terminated or recommended termination of a clinical study of any product of EVT or any Subsidiary.

               3.11 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, EVT has conducted its business only in the ordinary course of such business, and there has not been (i) any EVT Material Adverse Effect or any event which is reasonably likely to result in an EVT Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

               3.12 TAXES AND TAX RETURNS. (a) Definitions:

               "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

               "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

               "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

               "Tax Reserve" shall have the meaning set forth in Section
3.12(d).

               "Tax Return" shall mean any report, return, election, notice or other information required to be supplied to a taxing authority in connection with Taxes.

                      (b) All Tax Returns required to be filed by or with respect to EVT and each of its Subsidiaries for all Taxable Periods ending on or before the date hereof or the Effective Time have been or will be timely filed. Except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP, all such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) reflect the liability for Taxes of EVT and each of its Subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against EVT and each of its Subsidiaries with respect to such Tax Returns, have been paid when due except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority and, except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP, no basis exists for any such adjustment.

                      (c) EVT and each of its Subsidiaries have made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any material underpayment penalties.

                      (d) EVT and each of its Subsidiaries have (i) timely paid or caused to be paid or will cause to be paid all Taxes that are or were due on or prior to the date hereof or the Effective Time, except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable (the "Tax Reserve") on the financial statements included in EVT's Annual Report on Form 10-K for the year ended December 31, 1996. There are no Taxes that would be due if asserted by a Taxing authority, except with respect to which EVT and each of its Subsidiaries are maintaining adequate reserves on such EVT Financial Statements.

                      (e) EVT and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                      (f) Except as set forth in Schedule 3.12(f) of the EVT Disclosure Schedule, none of the Tax Returns have been examined by the IRS or relevant state, local or foreign Taxing authorities. There are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of EVT and/or any of its Subsidiaries to EVT's knowledge and there is no basis for any such claim.

                      (g) No material claim has ever been made in writing by any Taxing authority with respect to EVT or any of its Subsidiaries in a jurisdiction where EVT and/or any of its Subsidiaries do not file reports and returns that EVT or any such Subsidiary is or may be subject to Taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of EVT or any of its Subsidiaries.

                      (h) Neither EVT nor any of its Subsidiaries has agreed or is required to include in income or make any material adjustment under either
Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting or otherwise. Neither EVT nor any of its Subsidiaries has disposed of any material property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

                      (i) Neither EVT nor any of its Subsidiaries is a party to any agreement (other than this Agreement) to share Taxes with respect to any Taxable Period.

                      (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by EVT or any Subsidiary thereof by reason of Section 280G of the Code.

                      (k) Neither EVT nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

               3.13 MATERIAL CONTRACTS. Section 3.13 of the EVT Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) contracts, commitments and agreements (for purposes of this Agreement, contracts, commitments and agreements shall include, without limitation, all collaborative arrangements or relationships of EVT and its Subsidiaries) to which EVT or any Subsidiary is a party or under which any of them is obligated or bound or to which any of their properties or assets may be subject, which (a) involve a payment or receipt after the date hereof of more than $200,000, (b) are supply agreements, (c) involve the licensing of or by EVT of any Intellectual Property, (d) are joint development agreements or (e) are contracts, commitments and agreements that individually or in the aggregate with other contracts, commitments and agreements are material to the business of EVT and its Subsidiaries taken as a whole. To EVT's knowledge, all material terms of each of such contracts are in full force and effect and are enforceable against all parties thereto in accordance with their terms. Neither EVT nor any of its Subsidiaries is in default under any such contract, commitment or agreement and, to the knowledge of EVT, no party having any commitment to, or contract or agreement with, EVT or any Subsidiary is in default thereunder and EVT has no knowledge of any fact, circumstance or event which might reasonably be expected in the future to cause any such party to be in default under any such material contract, commitment or agreement except for such instances that would not result in an EVT Material Adverse Effect.

               3.14 EMPLOYEE BENEFIT PLANS. (a) Section 3.14 of the EVT Disclosure Schedule sets forth each plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under the laws of any jurisdiction, severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by EVT or any Subsidiary for any of their present or former employees, officers or directors ("EVT Personnel") or with respect to which EVT or any Subsidiary has liability, makes or has an obligation to make contributions ("EVT Plans").

                      (b) EVT has provided Guidant with (i) copies of all EVT Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such EVT Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such EVT Plans and distributed to EVT Personnel, in each case under this subsection (b), existing or in effect during or within the past five years.

                      (c) There are no EVT Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intended to be qualified under Section 401(a) of the Code and listed on Section 3.14 of the EVT Disclosure

Schedule, and no other benefits whatsoever are payable to any EVT Personnel after termination of employment (including retiree medical and death benefits).

                      (d) Each EVT Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

                      (e) All contributions or payments owed with respect to any periods prior to the Closing under any EVT Plan have been made or accrued. Each EVT Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

                      (f) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) or, to EVT's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any EVT Plan or administrator or fiduciary of any such EVT Plan. As to each EVT Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such EVT Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial matters covered thereby.

                      (g) Neither EVT nor any entity required to be aggregated with EVT pursuant to Sections 414(b), (c), (m) or (o) of the Code contributes to, maintains or has any liability with respect to a plan subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                      (h) Each EVT Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such plan is so qualified and nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

                      (i) Neither EVT, any Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the EVT Plans (or their trusts), EVT, or any person who EVT has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or
Section 502 of ERISA.

                      (j) The events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any EVT Personnel to severance pay, unemployment compensation, or other similar payments under any EVT Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any EVT Plan or compensation to any EVT Personnel,
(iii) result in any payments (including parachute payments) under any EVT Plan or law becoming due to any EVT Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any EVT Plan.

                      (k) EVT, its Subsidiaries and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act.

               3.15 LABOR MATTERS. Neither EVT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of EVT, threatened against EVT or its Subsidiaries relating to their business, except for any such proceeding which would not have an EVT Material Adverse Effect. To the knowledge of EVT, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving employees of EVT or any of its Subsidiaries. EVT and its Subsidiaries are in compliance in all material respects with all applicable laws regarding employment consulting, employment practices, wages, hours and terms and conditions of employment.

               3.16 GUIDANT STOCK OWNERSHIP. Neither EVT nor any of its Subsidiaries owns any shares of Guidant Common Stock or other securities convertible into Guidant Common Stock.

               3.17 POOLING OF INTERESTS; TAX REORGANIZATION. There has been no action or omission by EVT or its Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by EVT or its Subsidiaries which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

               3.18 ENVIRONMENTAL MATTERS. Except as described in the EVT Reports, EVT and each of its Subsidiaries are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to pollution or protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). Such compliance includes, but is not limited to, the possession by EVT and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither EVT nor any of its Subsidiaries has received written notice of, or to the knowledge of EVT, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or noncompliance with any Environmental Law. To the knowledge of EVT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

               3.19 STATE TAKEOVER STATUTES AND SHAREHOLDER RIGHTS PLAN. The Board of Directors of EVT has approved the Merger, this Agreement, the Support Agreements and the other transactions contemplated by this Agreement and the Support Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements, the EVT Shareholder Rights Plan and the provisions of Section 203 of the DGCL to the extent, if any, such EVT Shareholder Rights Plan or Section would otherwise be applicable to the Merger, this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements.

               3.20 NO BROKERS. EVT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of EVT or Guidant to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that EVT has retained Montgomery Securities, Inc. as its financial advisor, the arrangements of which have been disclosed by EVT to Guidant. Other than the foregoing arrangements, EVT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

               3.21 OPINION OF FINANCIAL ADVISOR. EVT has received the opinion of Montgomery Securities, Inc. to the effect that, as of the date hereof, the Exchange Consideration is fair to the holders of EVT Common Stock from a financial point of view.

               3.22 AFFILIATES. Section 3.22 of the EVT Disclosure Schedule contains an accurate and complete list of the names and addresses of those persons who are "affiliates" of EVT within the meaning of Rule 145 of the rule and regulations promulgated under the Securities Act.


                                    ARTICLE 4


            REPRESENTATIONS AND WARRANTIES OF GUIDANT AND MERGER SUB

               Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to EVT (the "Guidant Disclosure Schedule") or in the Guidant Reports (as defined below), Guidant and Merger Sub represent and warrant to EVT as of the date of this Agreement as follows:

               4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Each of Guidant and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Guidant is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Guidant and its Subsidiaries taken as a whole (as modified by the following proviso, a "Guidant Material Adverse Effect"); provided, however, that any such effect resulting from (i) any change in economic or business conditions generally affecting the medical devices industry or (ii) any change in generally accepted accounting principles or interpretation thereof generally affecting the medical devices industry (as opposed to Guidant specifically) shall not be considered when determining if a Guidant

Material Adverse Effect has occurred. Guidant has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither Guidant nor Merger Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Guidant or Merger Sub or any of their respective properties or assets is subject, other than any violations which would not have a Guidant Material Adverse Effect. Guidant and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Guidant Material Adverse Effect.

               4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Guidant and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Guidant and Merger Sub of the transactions contemplated hereby has been unanimously approved by the Board of Directors of Guidant and duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Guidant and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

               4.3 CAPITALIZATION. The authorized capital stock of Guidant consists of 250,000,000 shares of Guidant Common Stock and 50,000,000 shares of Preferred Stock, without par value, ("Guidant Preferred Stock"). As of September 30, 1997, there were 148,139,439 shares of Guidant Common Stock and no shares of Guidant Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Guidant have been issued, except shares issued pursuant to the exercise of options outstanding under Guidant's stock option plans (the "Guidant Stock Option Plans"). As of September 30, 1997, options to acquire 6,675,161 shares of Guidant Common Stock were outstanding. Since such date, no additional options have been granted. Prior to the Closing Date, Guidant anticipates that options to acquire additional shares of Guidant Common Stock will be granted to certain employees pursuant to the Guidant 1994 Stock Plan. Guidant has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Guidant on any matter. All such issued and outstanding shares of Guidant Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Guidant Stock Option Plans and the Rights Agreement between Guidant and Bank One, Indianapolis, NA dated October 17, 1994 (the "Guidant Rights Agreement"), which obligate Guidant or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Guidant or any of its Subsidiaries.

               4.4 MERGER SUB. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding and owned by Guidant. Notwithstanding any provisions to the contrary, Guidant may, in its sole discretion, increase or decrease the number of shares of authorized common stock of Merger Sub and the number of shares of common stock of Merger Sub issued and outstanding owned by Guidant. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

               4.5 NO VIOLATION. Neither the execution and delivery by Guidant and Merger Sub of this Agreement, nor the consummation by Guidant and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Guidant or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Guidant Stock Option Plans, or any grant or award under any of the foregoing;
(iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Guidant or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Guidant or Merger Sub is a party, or by which Guidant or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Guidant Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made would not have a Guidant Material Adverse Effect.

               4.6 SEC DOCUMENTS. As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Guidant prepared by it since its initial public offering (including, without limitation, the Registration Statement on Form S-1 with respect to its initial offering), in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Guidant Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Guidant Reports (including the related notes and schedules) fairly presents the consolidated financial position of Guidant as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Guidant Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Guidant for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Guidant has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (a) liabilities or obligations reflected on, or reserved against in, a balance sheet of Guidant or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the Guidant Reports and (b) liabilities or obligations incurred in the ordinary course of business which do not have a Guidant Material Adverse Effect.

               4.7 INVESTIGATIONS; LITIGATION. Except as set forth in Section
4.7 of the Guidant Disclosure Schedule or in the Guidant Reports (a) no material investigation or review, except in the ordinary course of its business, by any governmental entity with respect to Guidant is pending (or, to Guidant's knowledge, threatened) nor has any governmental entity indicated to Guidant an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against Guidant or, to the knowledge of Guidant, threatened against Guidant, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Guidant Material Adverse Effect.

               4.8 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, Guidant has conducted its business only in the ordinary course of such business, and there has not been (i) any Guidant Material Adverse Effect or any event which is reasonably likely to result in a Guidant Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends payable on Guidant Common Stock); or (iii) any material change in its accounting principles, practices or methods.

               4.9 NO BROKERS. Guidant has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of EVT or Guidant to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Guidant has retained BT Alex. Brown, Incorporated as its financial advisor. Other than the foregoing arrangements, Guidant is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

               4.10 PATENTS, TRADEMARKS, COPYRIGHTS AND TRADE SECRETS. Guidant and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and tangible or intangible proprietary information or material ("Guidant Intellectual Property") that are used or proposed to be used in the business of Guidant and its Subsidiaries as currently conducted or as proposed to be conducted, except where the failure to have such rights would not have a Guidant Material Adverse Effect.

               4.11 POOLING OF INTERESTS; TAX REORGANIZATION. There has been no action or omission by Guidant or its Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by Guidant or its Subsidiaries which would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.


                                    ARTICLE 5


                                    COVENANTS

               5.1 ALTERNATIVE PROPOSALS. EVT, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any material equity interest in, EVT or any of its Subsidiaries or any business combination with EVT or any of its Subsidiaries. EVT may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of EVT in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of EVT Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of EVT Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, if such entity or group has submitted a written proposal or an indication of interest reasonably likely to lead to a written proposal to the Board relating to any such transaction (an "Alternative Proposal") and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the Alternative Proposal is a Superior Proposal (as hereinafter defined) and that failing to take such action would constitute a breach of the Board's fiduciary duty. The Board shall provide a copy of any such written proposal or indication of interest to Guidant or Merger Sub immediately after receipt thereof and thereafter keep Guidant and Merger Sub promptly advised of any development with respect thereto. Except as set forth above, neither EVT or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Guidant and Merger Sub, any affiliate or associate of Guidant and Merger Sub or any designees of Guidant and Merger Sub) concerning (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of EVT in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of EVT Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of EVT Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or similar transaction involving EVT or any subsidiary or division of EVT (each a "Transaction"); provided, however, that nothing herein shall prevent the Board from taking, and disclosing to EVT's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers, provided, further, that the Board shall not recommend that the shareholders of EVT tender their outstanding shares of EVT Common Stock in connection with any such tender offer or exchange offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the tender offer is a Superior Proposal and that failing to take such action would constitute a breach of the Board's fiduciary duty. Nothing in this Section 5.1 shall (x) permit EVT to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit EVT to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, EVT shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of EVT under this Agreement.

               For purposes of this Agreement "Superior Proposal" means any Alternative Proposal with respect to a Transaction which is superior to the Merger from a financial point of view to the stockholders of EVT.

               5.2 INTERIM OPERATIONS. Prior to the Effective Time, except as set forth in the EVT Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Guidant has consented in writing thereto, which consent shall not be unreasonably withheld, EVT:

                      (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                      (ii) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                      (iii) shall not, and shall cause its Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

                      (iv) shall promptly notify Guidant of (x) any material adverse change in its condition (financial or otherwise), business, properties, assets, prospects, liabilities or the normal course of its business or of its properties, (y) any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or
(z) any material breach of any representation or warranty contained herein;

                      (v) shall, upon receiving any written notice from any Taxing authority proposing any adjustment to any Tax relating to EVT or any of its Subsidiaries, give prompt written notice thereof to Guidant, which notice shall describe in detail each proposed adjustment;

                      (vi) shall promptly deliver to Guidant true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                      (vii) subject to the provisions of Section 5.1, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

                      (viii) shall not, and shall not permit any of its Subsidiaries to, issue any shares of their capital stock or securities, except upon exercise of options outstanding on the date of this Agreement to purchase shares of EVT Common Stock outstanding under EVT Stock Option Plans, or effect any stock split or otherwise change its capitalization and except for up to 35,000 shares of EVT Common Stock to be issued pursuant to the Stock Purchase Plan;

                      (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of EVT or its Subsidiaries except for options to purchase up to 100,000 shares of EVT Common Stock granted to newly hired officers, employees and consultants in the ordinary course of business consistent with past practice;

                      (x) shall not, and shall not permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued thereto, and the pronouncements of the SEC.

                      (xi) shall not and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of
Section 368(a) of the Code;

                      (xii) shall not, and shall not permit any of its Subsidiaries to, amend the terms of any EVT Benefit Plan, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements except that EVT may hire employees in the ordinary course of business consistent with past practice and this subsection (xii) shall not preclude EVT from making payments under EVT Plans;

                      (xiii) shall not, and shall not permit any of its Subsidiaries to, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity except pursuant to the loan agreement existing on the date hereof between Guidant and EVT (the "Loan Agreement") or (y) make any loans or advances to any other person, except in the case of clause (x) for borrowings under existing credit facilities in the ordinary course of business;

                      (xiv) shall not, and shall not permit any of its Subsidiaries to, (x) change any practice with respect to Taxes, (y) make, revoke or change any election with respect to Taxes or (z) settle or compromise any tax liability;

                      (xv) shall not, and shall not permit any of its Subsidiaries to, (y) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (z) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except for the repurchase of unvested shares from employees, consultants or directors in accordance with the EVT Plans and the agreements entered into pursuant thereto; and

                      (xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
Article 3 hereof untrue or incorrect.

               5.3 MEETING OF STOCKHOLDERS. EVT will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "EVT Stockholders Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of EVT shall recommend such approval and shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required if and to the extent that the Board of Directors of EVT determines after the date hereof, in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the making of such recommendation or solicitation would involve a breach of its fiduciary duties to its stockholders imposed by law.

               5.4 FILINGS; OTHER ACTIONS. Subject to the terms and conditions herein provided, EVT and Guidant shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another (i) in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

               5.5 INSPECTION OF RECORDS. From the date hereof to the Effective Time, EVT and Guidant shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries.

               5.6 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter EVT and Guidant shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

               5.7 REGISTRATION STATEMENT. Guidant and EVT shall cooperate and promptly prepare and Guidant shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Guidant Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of EVT in connection with the Merger (the "Proxy Statement/Prospectus"). Notwithstanding the foregoing, Guidant may file the Proxy Statement/Prospectus with the SEC, and receive SEC clearance of the Proxy Statement/Prospectus, prior to filing the Form S-4. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Guidant shall use reasonable efforts, and EVT will cooperate with Guidant, to have the Form S-4 declared effective by the SEC as promptly as practicable. Guidant shall use reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by EVT for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of EVT Common Stock, (iii) at the time of the EVT Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Guidant for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of EVT Common Stock, (iii) at the time of the EVT Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by EVT without the approval of Guidant. Guidant will advise EVT, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guidant Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

               5.8 LISTING APPLICATION. Guidant shall promptly prepare and submit to the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange") a listing application covering the shares of Guidant Common Stock issuable in the Merger, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Guidant Common Stock, subject to official notice of issuance.

               5.9 AFFILIATE LETTERS. At least 30 days prior to the Closing Date, EVT shall deliver to Guidant a list of names and addresses of those persons who were, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of EVT within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. EVT shall provide Guidant such information and documents as Guidant shall reasonably request for purposes of reviewing such list. EVT shall deliver or cause to be delivered to Guidant, prior to the Closing Date, from each of the Affiliates of EVT identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Guidant shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Guidant Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Guidant Common Stock, consistent with the terms of such Affiliate Letters.

               5.10 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be paid by Guidant.

               5.11 CERTAIN TRANSACTION RELATED FEES. EVT shall not, and shall not permit any Subsidiary to, incur, spend or otherwise become liable or obligated for any fees, costs or other expenses arising out of or related to the transactions contemplated hereby, including without limitation fees of counsel, investment banking, and other financial and other advisors, in excess of $2.5 million. The foregoing sentence shall not apply to any fees, costs or other expenses arising out of or relating to any dispute or litigation that relates to the transactions contemplated hereby. EVT shall not, without the prior written consent of Guidant, amend the arrangements with Montgomery Securities, Inc., which have been disclosed by EVT to Guidant.

               5.12   DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

                      (a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in Article IX of the Eighth Amended and Restated Certificate of Incorporation of EVT ("Restated Certification") and
Article VII, Section 6 of the Bylaws of EVT, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

                      (b) Guidant hereby agrees (i) to assume, as of the Effective Time, all obligations of EVT under Article IX of the Restated Certificate and Article VII, Section 6 of the Bylaws of EVT, and (ii) to pay all amounts that become due and payable under such provisions.

                      (c) The Surviving Corporation and Guidant shall honor and fulfill in all respects the obligations of EVT pursuant to indemnification agreements with EVT's directors and officers existing at or before the Effective Time.

                      (d) The Surviving Corporation shall use commercially reasonable efforts to maintain in effect for six years from the Effective Time, if available, directors' and officers' liability insurance covering those persons who are currently covered by EVT's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.12 more than an amount per year equal to 150% of current annual premiums paid by EVT for such insurance (which premiums EVT represents and warrants to be not more than $250,000 in the aggregate) and; provided further that if the annual premiums exceed such amount, Guidant shall be obligated to use commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                      (e) This Section shall survive the consummation of the Merger, is intended to benefit EVT, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Guidant, and shall be enforceable by the indemnified parties.

               5.13 REORGANIZATION. From and after the date hereof and until the Effective Time, neither Guidant nor EVT nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

               5.14 SHAREHOLDER RIGHTS PLAN AND TAKEOVER STATUTES. EVT shall take all action necessary to render the EVT Shareholder Rights Plan and the rights issued pursuant thereto inapplicable to the transactions contemplated hereby or by the Support Agreements. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, including without limitation Section 203 of the DGCL, is or shall become applicable to the transactions contemplated hereby or the Support Agreements, EVT and the members of the Board of Directors of EVT shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and by the Support Agreements may be consummated as promptly as practicable on the terms contemplated hereby and by the Support Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Support Agreements.

               5.15 SUPPORT AGREEMENT LEGEND. EVT will inscribe upon any Certificate representing the Shares tendered by a Stockholder (as such terms are defined in the various Support Agreements dated the same date as this Agreement, a list of which are included in Section 5.14 of the EVT Disclosure Schedule) for such purpose the following legend: `THE SHARES OF COMMON STOCK, PAR VALUE $.00001 PER SHARE, OF EVT REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUPPORT AGREEMENT DATED AS OF OCTOBER 5, 1997, AND ARE SUBJECT TO TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF EVT.

               5.16 CONVEYANCE TAXES. EVT and Guidant shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

               5.17 TRANSFER TAXES. On or before the Closing Date, the Board of Directors of EVT shall declare a special dividend (the "Special Dividend") to the holders of EVT Common Stock in an amount equal to the amount of any real property transfer or gains Taxes and/or stock transfer Taxes imposed on the holders of EVT Common Stock by any state or other jurisdiction

(and any penalties and interest with respect to such taxes) (the "Transfer Taxes"), which become payable in connection with the Merger. In satisfaction of the Special Dividend, EVT shall pay the Transfer Taxes on behalf of the holders of EVT Common Stock. EVT and Guidant shall cooperate in the preparation, execution and filing of any required returns with respect to such Transfer Taxes (including returns on behalf of the holders of EVT Common Stock) and in the determination of the portion of the consideration allocable to individual real properties of EVT and the EVT Subsidiaries. The Proxy Statement/Prospectus shall provide that the holders of EVT Common Stock shall be deemed to have (i) authorized EVT to prepare, execute and file any Tax Returns relating to Transfer Taxes and pay any Transfer Taxes arising in connection with the Merger, in each case, on behalf of such holders, and (ii) agreed to be bound by the values and allocations established by EVT and Guidant in the preparation of any return with respect to the Transfer Taxes, if applicable.

               5.18 COMPANY EMPLOYEE STOCK PURCHASE PLAN. Outstanding purchase rights under EVT's Stock Purchase Plan shall be exercised upon the earlier of January 30, 1998 or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1998, then a new Purchase Period will commence on February 2, 1998 and will end upon the earlier of July 31, 1998 or immediately prior to the Effective Time, and each participant in the Stock Purchase Plan shall accordingly be issued shares of EVT Common Stock at that time pursuant to the terms of the Stock Purchase Plan and each share of EVT Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Exchange Consideration.

               5.19 BENEFIT ARRANGEMENTS. (a) Guidant and EVT agree that Guidant will provide benefits to EVT employees and officers following the Effective Time that are substantially identical to the benefits currently provided to similarly situated employees and officers of Guidant. From and after the Effective Time, Guidant shall grant all employees credit for all service (to the same extent as service with Guidant is taken into account with respect to similarly situated employees of Guidant) with EVT prior to the Effective Time for (i) vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with EVT was service with Guidant. Guidant and EVT agree that where applicable with respect to any medical or dental benefit plan of Guidant, Guidant shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of EVT who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Guidant.

                      (b) Any EVT employee who is terminated without cause after the Effective Time will receive severance benefits which would result from the Merger in accordance with the existing terms of the EVT Officers Severance Plan or EVT Key Employees Severance Plan, to the extent such individual is eligible under each such plan. This

Section 5.19(b) is intended to benefit each beneficiary of such plans and shall be enforceable by the beneficiaries of such plans.

                      (c) To the extent any matching contribution is paid or payable to the EVT 401(k) Savings Plan, it shall be paid in cash.


                                    ARTICLE 6


                                   CONDITIONS

               6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                      (a) This Agreement and the transactions contemplated hereby shall have been approved by the holders of the issued and outstanding shares of capital stock of EVT in accordance with the DGCL and EVT's Restated Certificate of Incorporation.

                      (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                      (c) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use all reasonable efforts to have any such injunction lifted.

                      (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Guidant Common Stock to be issued to EVT stockholders in connection with the Merger shall have been received.

                      (e) The Guidant Common Stock to be issued to EVT stockholders in connection with the Merger shall have been approved for listing on the NYSE and the Pacific Exchange, subject only to official notice of issuance.

                      (f) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents which may be required to be filed after the Effective Time.

               6.2 CONDITIONS TO OBLIGATION OF EVT TO EFFECT THE MERGER. The obligation of EVT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                      (a) Guidant shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Guidant and Merger Sub contained in this Agreement, the Guidant Disclosure Schedule and documents delivered at closing, other than the representations and warranties contained in Section 4.8(i) of this Agreement, shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and EVT shall have received a certificate of the President or a Vice President of Guidant, dated the Closing Date, certifying to such effect.

                      (b) EVT shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to EVT, dated the Closing Date and based upon reasonably requested representation letters, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that EVT and Guidant will each be a party to that reorganization within the meaning of
Section 368(b) of the Code.

               6.3 CONDITIONS TO OBLIGATION OF GUIDANT AND MERGER SUB TO EFFECT THE Merger. The obligations of Guidant and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                      (a) EVT shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of EVT contained in this Agreement, the EVT Disclosure Schedule and documents delivered at closing shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Guidant shall have received a certificate of the President or a Vice President of EVT, dated the Closing Date, certifying to such effect.

                      (b) Guidant shall have received the opinion of Dewey Ballantine LLP, counsel to Guidant, dated the Closing Date and based upon reasonably requested representation letters, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that EVT and Guidant will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                      (c) Guidant shall have received a letter of its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

                      (d) From the date of this Agreement through the Effective Time, there shall not have occurred an EVT Material Adverse Effect.


                                    ARTICLE 7


                                   TERMINATION

               7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of EVT, by the mutual consent of Guidant and EVT.

               7.2 TERMINATION BY EITHER GUIDANT OR EVT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Guidant or EVT if (a) the Merger shall not have been consummated by March 31, 1998, or (b) the approval of EVT's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by March 31, 1998. Notwithstanding the foregoing, EVT's ability to terminate this Agreement pursuant to this subsection (b) and (c) of Section 7.2 is conditioned upon the prior payment by EVT of any amounts owed by it pursuant to Section 7.5(a).

               7.3 TERMINATION BY EVT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of EVT referred to in Section 6.1(a), by action of the Board of Directors of EVT, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based on the advice of outside counsel, the Board of Directors of EVT determines that such termination is required by reason of a Superior Proposal being made, or (b) there has been a breach by Guidant or Merger Sub of any representation or warranty contained in this Agreement that has had or will have a Guidant Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by EVT to Guidant, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Guidant, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by EVT to Guidant, or (d) the Closing Price is less than $40.00. Notwithstanding the foregoing, EVT's ability to terminate this Agreement pursuant to this Section 7.3 is conditioned upon the prior payment by EVT of any amounts owed by it pursuant to Section 7.5(a).

               7.4 TERMINATION BY GUIDANT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of EVT referred to in Section 6.1(a), by action of the Board of Directors of Guidant, if (a) the Board of Directors of EVT shall have withdrawn or modified in a manner materially adverse to Guidant its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to EVT stockholders, (b) there has been a breach by EVT of any representation or warranty contained in this Agreement that has had or will have an EVT Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Guidant to EVT, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of EVT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Guidant to EVT, or (d) the Closing Price is less than $40.00.

               7.5 EFFECT OF TERMINATION AND ABANDONMENT. (a) EVT shall pay Guidant a fee of $7 million, which amount shall be payable by wire transfer of same day funds, within two business days after such amount becomes due, upon the occurrence of any of the following events:

                      (i) EVT or Guidant terminates this Agreement pursuant to clause (b) of Section 7.2 and prior to such termination, (x) a proposal with respect to a Transaction shall have been made, and (y) within one year after such termination, (A) any third party shall acquire beneficial ownership of more than 50% of EVT's outstanding shares of voting stock, or (B) EVT shall enter into any agreement with respect to any Transaction, and within such one year period or thereafter, such Transaction is consummated;

                      (ii) Guidant terminates this Agreement pursuant to clause
(a) of Section 7.4;

                      (iii) EVT terminates this Agreement pursuant to clause (a) of Section 7.3.

EVT acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Guidant and Merger Sub would not enter into this Agreement; accordingly, if EVT fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Guidant or Merger Sub commences a suit which results in a judgment against EVT for the full amount of the fee set forth in this Section 7.5(a), EVT shall pay to Guidant its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

                      (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 7.5 and Section 5.10 and except for the Confidentiality Agreement, dated October 1, 1996. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding any other provision contained herein, Guidant shall not have the right to seek damages from any officer, director or employee of EVT.

               7.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

               7.7 CERTAIN RIGHTS OF GUIDANT. If EVT proposes to terminate this Agreement pursuant to subsection (d) of Section 7.3, EVT shall first notify Guidant in writing of its intent to so terminate this Agreement and Guidant shall then have not less than five days from the date of receipt of written notice by EVT to submit a final and best written offer (a "Final Offer") for a change in the Exchange Consideration. If such Final Offer is accepted by EVT, the parties thereto shall amend this Agreement to reflect such Final Offer and shall make any appropriate amendments to the Registration Statement and the Proxy Statement/Prospectus. Any decision by EVT to accept or reject a Final Offer shall be at EVT's sole discretion.


                                    ARTICLE 8


                               GENERAL PROVISIONS

               8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 1, Article 2,
Section 5.11, Section 5.12, Section 5.19 and this Article 8 shall survive the Merger to the extent contemplated by such sections.

               8.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

               If to Guidant or Merger Sub:

               Guidant Corporation
               111 Monument Circle, 29th Floor
               Indianapolis, IN  46204-5129

               Attention:  General Counsel

               with copies to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019-6092
               Attention:    Bernard E. Kury, Esq.
                             Jonathan L. Freedman, Esq.

               If to EVT:

               EndoVascular Technologies, Inc.
               1360 O'Brien Drive
               Menlo Park, CA 94025
               Attention:    W. James Fitzsimmons.

               with copies to:

               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
               Menlo Park, CA 94025
               Attention:    Robert V. Gunderson, Esq.



or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

               8.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.11, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the EVT Disclosure Schedule, the Guidant Disclosure Schedule, the Confidentiality Agreement dated October 1, 1996, between EVT and Guidant and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

               8.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of EVT and Guidant, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

               8.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

               8.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

               8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

               8.11 INCORPORATION OF EXHIBITS. The EVT Disclosure Schedule, the Guidant Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

               8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

               8.14 SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

               8.15 OTHER. Guidant agrees that any adverse effect on EVT resulting from any of the matters set forth in clauses (i) through (iv) of the proviso to the definition of EVT Material Adverse Effect in Section 3.1 shall not be considered in determining whether there has been a material adverse change to or effect on EVT for purposes of the Loan Agreement.

               IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                       GUIDANT CORPORATION


                                       By: /s/ JAY WATKINS
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------


                                       SKI ACQUISITION CORP.


                                       By: /s/ JAY WATKINS
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------





                                       ENDOVASCULAR TECHNOLOGIES, INC.


                                       By: /s/ W. JAMES FITZSIMMONS
                                          --------------------------------------
                                          Name:  W. James Fitzsimmons
                                          Title:  President and Chief Executive
                                          Officer

                                    EXHIBIT A
                                    TO MERGER
                                    AGREEMENT

                            FORM OF AFFILIATE LETTER



[GUIDANT]
[ADDRESS]

Ladies and Gentlemen:

               I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of EndoVascular Technologies, Inc., a Delaware corporation ("EVT"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC (the "Pooling Rules"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 5, 1997 (the "Agreement"), between Guidant Corporation, an Indiana corporation ("Guidant"), Ski Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Guidant ("Merger Sub"), and EVT, Merger Sub will be merged with and into EVT (the "Merger").

               As a result of the Merger, I will receive shares of Common Stock, without par value, of Guidant (the "Guidant Common Stock") in exchange for shares owned by me of Common Stock, par value $.00001 per share, of EVT.

               Compliance with the Act. In compliance with the Act and the Rules and Regulations thereunder, I represent, warrant and covenant to Guidant that in the event I receive any Guidant Common Stock as a result of the Merger:

               A. I shall not make any sale, transfer or other disposition of the Guidant Common Stock in violation of the Act or the Rules and Regulations.

               B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Guidant Common Stock, to the extent I felt necessary, with my counsel or counsel for EVT.

               C. I have been advised that the issuance of Guidant Common Stock to me pursuant to the Merger has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of EVT, I may be deemed to have been an affiliate of EVT and the distribution by me of the Guidant Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Guidant Common Stock issued to me in the Merger unless such sale, transfer or other disposition (i) has been registered under the Act and all applicable state securities or "blue sky" laws, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Act and all applicable state securities or "blue sky" laws, or (iii) in the opinion of counsel reasonably acceptable to Guidant, or pursuant to a "no action" letter obtained by the undersigned from the staff of the SEC, is otherwise exempt from registration under the Act and all applicable state securities or "blue sky" laws.

               D. I understand that Guidant is under no obligation to register the sale, transfer or other disposition of the Guidant Common Stock received by me or on my behalf as a result of the Merger under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

               E. I also understand that stop transfer instructions will be given to Guidant's transfer agents with respect to the Guidant Common Stock and that there will be placed on the certificates for the Guidant Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED BETWEEN THE REGISTERED HOLDER HEREOF AND GUIDANT CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GUIDANT CORPORATION."

               F. I also understand that unless the transfer by me of my Guidant Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 and all applicable state securities or "blue sky" laws, Guidant reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

               It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act, any applicable state securities or "blue sky" laws or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Guidant Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Guidant Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, (iii) Guidant has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Guidant, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act and all applicable state securities or "blue sky" laws no longer apply to the undersigned or (iv) the shares of stock beneficially owned by me, any of my affiliates and any person with whom I am acting in concert represent less than 1 % of the outstanding Guidant Common Stock and may be sold pursuant to Rule 144 during a single 90-day period.

               2. Pooling Requirements. I further represent to and covenant with Guidant that (A) I have not sold any shares of common stock of EVT within 30 days of the Effective Time (as defined in the Merger Agreement and (B) I will not sell, transfer or otherwise dispose of (i) any shares of common stock of EVT within 30 days of the Effective Time or (ii) any Guidant Common Stock received by me in the Merger or any other shares of the capital stock of Guidant until after such time as results covering at least 30 days of post-merger combined operations of EVT and Guidant have been published by Guidant, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations and would satisfy the Pooling Rules.

               3. Certain Tax Matters. In connection with the qualification of the receipt of Guidant Common Stock in the Merger as tax-free under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), I hereby represent and warrant to Guidant as follows:

               A. I am currently the owner of __________ shares of EVT Common Stock and have not acquired, or made any Sale (as defined below) of EVT Common Stock since ____________, 1997, or otherwise in contemplation of the Merger. These shares constitute my entire interest in EVT.

               B. Except with respect to (i) the exchange of EVT Common Stock for Guidant Common Stock pursuant to the Merger, I have no current plan or intent to engage in any Sale (as defined below) of any EVT Common Stock on, or prior to, the Merger.

               C. I have no current plan or intent to engage in a sale, exchange, transfer, pledge, distribution, redemption, or any transaction that reduces my risk of loss or potential for gain (by short sale or otherwise) with respect to, or other disposition of, directly or indirectly (collectively, a "Sale"), any Guidant Common Stock that I receive in the Merger. I am not aware of, or participating in, any plan or intent on the part of EVT's stockholders (a "Plan") to engage in any Sale of Guidant Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the shares subject to such Sale would exceed ten percent (10%) of the aggregate fair market value of all shares of EVT Common Stock outstanding immediately prior to the Merger (the "Outstanding EVT Common Stock"). A Sale of Guidant Common Stock shall be considered to have occurred pursuant to a Plan if, among other things, such sale, transfer or other disposition occurs in a transaction that is in contemplation of, or related to, the Merger (a "Related Transaction"). Additionally, for purposes of the foregoing, shares of EVT Common Stock with respect to which a pre-Merger Sale occurs in a Related Transaction shall be considered to be shares of Outstanding EVT Common Stock that are exchanged for shares of Guidant Common Stock which are disposed of pursuant to a Plan.

               D. Notwithstanding the foregoing provisions, I acknowledge that I will hold the Guidant Common Stock with an investment intent and, therefore, in the event of a change of circumstances (including a change in financial circumstances or a change in value of Guidant Common Stock), I may at some time in the future engage in a Sale of some or all of my shares of Guidant Common Stock. I do not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the receipt of Guidant Common Stock in the Merger as occurring pursuant to a reorganization qualifying as tax-free under Section 368(a) of the Code.

               E. I shall immediately notify Guidant in writing via facsimile if, at any time prior to the Effective Time, any of the following representations are untrue.

               The representation, covenants and agreements contained herein shall be true and correct at all times from the date hereof. I understand that my obligations hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of my shares of EVT Common Stock (and shares of Guidant Common Stock following the Merger) shall pass by operation of law or otherwise.


                                               Very truly yours,


                                               Name:


Accepted this ______ day of
_______________, 1997 by
Guidant Corporation


By:
   ------------------------------------
   Name:
   Title:

                                SUPPORT AGREEMENT



               SUPPORT AGREEMENT, dated as of October 5, 1997, between Guidant Corporation, an Indiana corporation ("Guidant"), and the undersigned stockholders of EndoVascular Technologies, Inc., a Delaware corporation ("EVT") (the "Stockholders," each a "Stockholder").

               WHEREAS, as of the date hereof, each of the Stockholders own (either beneficially or of record) that amount of shares of common stock, par value $0.00001 per share ("EVT Common Stock"), of EVT as set forth opposite such Stockholder's name on Schedule A attached hereto (all such shares and any shares hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

               WHEREAS, concurrently herewith, Guidant, Ski Acquisition Corp. ("Merger Sub") and EVT are entering into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into EVT (the "Merger"), and the Surviving Corporation (as defined in the Merger Agreement) will be a wholly owned subsidiary of Guidant; and

               WHEREAS, as a condition to the willingness of Guidant to enter into the Merger Agreement, Guidant has requested that the Stockholders agree, and, in order to induce Guidant to enter into the Merger Agreement, the Stockholders have agreed, to grant Guidant proxies to vote such Stockholder's Shares;

               NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

               1.1 VOTING OF SHARES. Until the termination of this Agreement in accordance with Section 4.13 hereof, each Stockholder hereby agrees as follows:

                      (a) The Stockholder shall, including by initiating a written consent solicitation if requested by Guidant, vote (or cause to be voted) the Shares in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, at any meeting of stockholders of EVT called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought (the "Special Meeting").

                      (b) The Stockholder, and any beneficiary of a revocable trust for which the Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate the Stockholder's right to vote the Shares on behalf of such trust in accordance with this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

               1.2 GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY. (a) The Stockholder hereby irrevocably grants to, and appoints, Guidant and James M. Cornelius, Ronald W. Dollens and J.B. King, in their respective capacities as officers of Guidant, and any individual who shall hereafter succeed to any such office of Guidant, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in favor of adoption of the Merger Agreement.

                      (b) The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that all such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

               1.3 RESTRICTIONS ON TRANSFER AND CONVERSION. (a) Until the close of business on the date of the Special Meeting, the Stockholder will not (i) sell, assign, transfer, pledge or otherwise dispose of any of its Shares, (ii) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any EVT Common Stock.

                      (b) If, at the time the Merger Agreement is submitted for approval to the stockholders of EVT, the Stockholder is an "affiliate" of EVT for purposes of Rule 145 under the Securities Act of 1933, as amended, or for purposes of qualifying the Merger for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission ("SEC") rules and regulations, the Stockholder shall deliver to Guidant on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

                      (c) The Stockholder agrees to tender to Ski, within 10 business days after the date hereof (or, in the event the Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing the Shares in order that Ski may inscribe upon such certificates the legend in accordance with Section 5.14 of the Merger Agreement, if such legend is required by law to be placed upon such certificates.

                                    ARTICLE 2

               2.1 AUTHORITY. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. If the Stockholder is a natural person and is married, and the Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

               2.2 THE SHARES. The Stockholder is the record and beneficial owner of or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Shares, free and clear of any Liens whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of EVT other than as set forth on Schedule A. The Stockholder has the sole right to vote the Shares, and none of such Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement.

               2.3 NO VIOLATION. Neither the execution and delivery by the Stockholder of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with, or result in a breach of any provision of the Certificate of Incorporation or Bylaws (or other comparable organizational documents, if any) of the Stockholder; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license, statute, law, ordinance, rule, regulation, judgment, order, notice or decree, applicable to the Stockholder or to the Stockholder's property or assets, including the Shares; (iii) other than the expiration or termination of the waiting periods under the HSR Act (as defined in the Merger Agreement) and informational filings with the SEC, require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental and regulatory authority or agency, domestic or foreign, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Shares.

                                    ARTICLE 3

               3.1 NO SOLICITATION. Prior to the Effective Time (as defined in the Merger Agreement), (a) the Stockholder shall not, and shall not permit any agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to EVT's shareholders) with respect to an Alternative Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) the Stockholder will notify Guidant immediately in writing if any such inquiries or proposals are received in writing by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Nothing in this section 3.1 shall preclude any Stockholder who is also a director of EVT from taking any action solely in his capacity as a director of EVT which is permitted by Section 5.1 of the Merger Agreement.

                                    ARTICLE 4

               4.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

               If to Guidant:

               Guidant Corporation
               111 Monument Circle, 29th Floor
               Indianapolis, Indiana 46204-5129
               Attention:  General Counsel

               with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019-6092
               Attention:    Bernard E. Kury, Esq.
                             Jonathan L. Freedman, Esq.

               If to the Stockholder, to the address indicated on Schedule A attached hereto for each respective Stockholder.

               with a copy to:

               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
               Menlo Park, CA  94025
               Attention:    Robert V. Gunderson, Jr., Esq.

                             Brooks Stough, Esq.

               4.2 CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of EVT affecting the EVT Common Stock, or the acquisition of additional shares of EVT Common Stock or other voting securities of EVT by the Stockholder, the number of Shares listed herein shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of EVT Common Stock or other voting securities of EVT issued to or acquired by the Stockholder.

               4.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               4.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

               4.5 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

               4.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

               4.7 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

               4.8 VOIDABILITY. If prior to the execution hereof, the Board of Directors of EVT shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Guidant would become, or could reasonably be expected to become an "interested stockholder" with whom EVT would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

               4.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               4.10 PUBLIC ANNOUNCEMENTS. Except as required by law, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Guidant.

               4.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               4.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

               4.13 TERMINATION. This Agreement shall terminate automatically immediately following the earlier of (i) termination of the Merger Agreement and
(ii) the closing of the Merger.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                       GUIDANT CORPORATION



                                       By: /s/ JAY WATKINS
                                          ------------------------------------
                                          Name:
                                          Title:



                                       MENLO EVERGREEN V, L.P
                                       MENLO VENTURES IV, L.P.
                                       By MV Management IV, L.P. General Partner


                                       By: /s/ H. DUBOSE MONTGOMERY
                                          --------------------------------------
                                          H. DuBose Montgomery,
                                          General Partner


                                       H. DUBOSE MONTGOMERY


                                                 /s/ H. DUBOSE MONTGOMERY
                                       -----------------------------------------
                                       H. DuBose Montgomery







                     [SIGNATURE PAGE TO SUPPORT AGREEMENT]

                                       W. JAMES FITZSIMMONS


                                               /s/ W. JAMES FITSIMMONS
                                       -----------------------------------------
                                       W. James Fitzsimmons



                                       VAUGHN BRYSON


                                                   /s/ VAUGHN BRYSON
                                       -----------------------------------------
                                       Vaughn Bryson



                                       TONY R. BROWN


                                                    /s/ TONY R. BROWN
                                       -----------------------------------------
                                       Tony R. Brown







                     [SIGNATURE PAGE TO SUPPORT AGREEMENT]

                                   SCHEDULE A


SHAREHOLDER                                                           SHARES OWNED
-----------                                                           ------------
DuBose Montgomery                                                          33,325
c/o Menlo Ventures
3000 Sand Hill Road
Building 4, Suite 100
Menlo Park, CA  94025

Menlo Ventures and its affiliated entities                              2,107,921
3000 Sand Hill Road
Building 4, Suite 100
Menlo Park, CA  94025

Vaughn Bryson                                                              23,809
800 Pembroke Court
Vero Beach, FL 32963

Tony R. Brown                                                              26,190
6605 Canyon Hill Road
Anaheim Hills, CA  92807

James Fitzsimmons*                                                         49,613



* c/o EndoVascular Technologies, Inc.
 1360 O'Brien Drive
 Menlo Park, California  94025